Exhibit 10.3

March 6, 2019

Mr.  Troy Winslow

5409 Ravine Creek Way Elk Grove, CA 95758

Dear Troy,

I am pleased to provide you this offer to join Everspin Technologies, Inc. as Vice President of Global Sales reporting to Kevin Conley, President and CEO.

Your base salary will be $250,000.00 annually, payable bi-weekly, and subject to deductions for taxes and other withholdings as required by US law or the policies of the company. You will also be eligible to participate in the Everspin Executive Bonus plan with a target payout of 35% of your base pay. This bonus will be pro-rated based on the amount of time you've been employed with Everspin through the 2019 calendar year. You will also receive a one-time sign on bonus in the amount of $30,000.00.

As part of this offer of employment you will also receive 50,000 shares of Everspin Technologies, Inc., stock options.  These options vest at the rate of 25% of the total options at the anniversary date of the option grant. The remaining options shall vest at 1/48th of the total options granted per month thereafter.

You will also receive 12,500 shares of Restricted Stock Units (RSU's) in Everspin Technologies, Inc., subject to the Everspin Stock Option Plan. The RSU's will vest at the rate of 25% per year over a 4-year period as follows: an initial 25% of the shares shall become exercisable on the first anniversary of the date of grant. The remainder of the RSU grant shall vest at 25% of the original number of RSU's granted on consecutive anniversary dates thereafter until  all RSU's have vested for that RSU grant. Due to the taxable nature of Restricted Stock Units,  there is a sell to cover provision requirement with the RSU's to cover tax liability at each vesting date.  All grants are subject to approval by Everspin's Board of Directors.

These grants are subject to repurchase, transferability restrictions, and such other terms as may be set forth in the Everspin Stock Option Plan or your individual stock option agreement. This grant is subject to continued employment with Everspin, and repurchase, transferability restrictions, and such other terms as may be set forth in the Everspin Stock Option Plan or your individual stock option agreement.

5670 W.  Chandler Blvd., Suite 100,  Chandler,  AZ 85226 www.Everspin.com          (480) 347-1111

Benefits: The detailed components of the Company's benefit plan are attached. Major benefits include:

•	Comprehensive Medical, Dental, and Vision Care Coverage
•	Prescription Drug Program
•	Short-term and Long-term Disability Coverage
•	Flexible Spending Accounts and Health Savings Accounts
•	Supplemental Life and Disability Insurance
•	401(k) participation {if eligible)
•	Paid Time Off and Holidays, consistent with Company policy
•	Eligibility to participate in Everspin’ s Employee Stock Purchase Plan

Your employment with Everspin Technologies is “at will”, meaning that you may terminate your employment at any time and for any reason whatsoever. Likewise, Everspin Technologies may terminate your employment at any time and for any reason,  with or without cause or notice.

Other Arrangements: This offer of employment is contingent on your passing a background check and agreement to and execution of an Employee Proprietary Information and Inventions Assignment Agreement (copy attached). This offer will terminate if not accepted in writing by March 13, 2019

This offer is considered accepted with your signature below. We welcome you to Everspin Technologies, Inc., and are excited about the contribution you can make to its success.

Sincerely,

/s/ Jim Everett
Jim Everett
Vice President of Global Human Resources
Everspin Technologies, Inc.

Accepted;

/s/ Troy Winslow		03/07/19

Anticipated Start Date
03/25/19	Date

5670 W.  Chandler Blvd., Suite 100,  Chandler,  AZ 85226 www.Everspin.com          (480) 347-1111